Scientific Industries, Inc.
                   70 Orville Drive
               Bohemia, New York 11716 USA


FOR IMMEDIATE RELEASE (Bohemia, NY, December 4, 2006)


Scientific Industries, Inc. Acquires Catalyst Research Instruments
Producer

Bohemia, New York, December 4, 2006 - Scientific Industries Inc.,
(the "Company") has acquired Altamira Instruments, Inc., a privately held global producer and distributor of custom quality catalyst research instruments.

The purchase price consisted of $400,000 in cash, 125,000 shares of the Company's common stock and future contingent cash payments based on net sales of the acquiree. As part of the transaction, Altamira entered into a long-term employment agreement with its Director of Sales and Marketing.

Altamira's net sales were $881,469 for the six months ended
June 30, 2006 and $1,365,712 for its year ended December 31, 2005.

Helena R. Santos, President and Chief Executive Officer of Scientific Industries, noted: "Altamira's quality research products represent an important product line diversification with substantial growth potential" which, she expects, will be accretive to the Company's earnings.




About Scientific Industries
Scientific Industries designs, manufactures, and markets a variety of laboratory equipment, including the world-renowned Vortex-Genie(R) 2 Mixer. Scientific Industries' products are generally used for research purposes in laboratories of universities, hospitals, clinics, pharmaceutical companies, and medical device manufacturers.

"Statements made in this press release that relate to future events, performance or financial results of the Company are forward-looking statements which involve uncertainties that could cause actual events, performance or results to materially differ. The Company undertakes no obligation to update any of these statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties set forth in the Company's Securities and Exchange Commission reports, including our annual report on Form 10-KSB."